EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

SKYBRIDGE G II FUND, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$5,965,294.10(a)	0.0000927	—
Fees Previously Paid	—	—	$613.64
Total Transaction Valuation	$5,965,294.10
Total Fees Due for Filing			$552.98(b)
Total Fees Previously Paid			$613.64
Total Fee Offsets			—
Net Fee Due			$0.00

(a)

The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $613.64 was paid in connection with the filing of the Schedule TO-I by SkyBridge G II Fund, LLC (File No. 005-88054) on November 24, 2021 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $92.70 per $1,000,000 of the transaction value.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	SkyBridge G II Fund, LLC	SC TO-I	005-88054	November 24, 2021		$552.98
Fee Offset Sources					November 24, 2021		$552.98